EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on May 19, 2009) pertaining to the 2009 Long-term Incentive Plan of Comstock Resources, Inc. of our reports dated February 25, 2009, with respect to the consolidated financial statements of Comstock Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young llp
Ernst & Young LLP

Dallas, Texas,
May 18, 2009